News Release

For Immediate Release:	For More Information
July 18, 2016	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Announces Completion of Branch Exchange

Southern Pines, N.C. - First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announces today that it has completed the exchange of its seven First Bank branches located in Virginia, where it does business as First Bank of Virginia, to First Community Bank in return for six of that bank’s branches located in North Carolina.

As a result of the exchange, the First Community Bank branches located in Mooresville and Huntersville, and the four branches located in Winston-Salem opened today as branches of First Bank. Customer accounts were successfully converted between the two banks over the weekend, and the transition is expected to be smooth.

In the exchange, First Bank acquired approximately $154 million in loans and $111 million in deposits, while transferring approximately $152 million in loans and $134 million in deposits to First Community Bank.

Richard Moore, Chief Executive Officer of First Bancorp, addressed First Bank’s new customers, “We welcome you to First Bank. We are eager to serve you, and we thank you for the opportunity to do so.” Mr. Moore further commented, “We are pleased to complement our recent investments in the Triad and Charlotte-Metro Regions with these new offices. Our pending acquisition of Carolina Bank in Greensboro will further increase our presence in the Triad when completed.”

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First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.4 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 87 branches in North and South Carolina. First Bank also has loan production offices in Charlotte, Greensboro, and Greenville, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

Additional Information About the Proposed Transaction WITH CAROLINA BANK and Where to Find It

This communication includes statements made in respect of the proposed transaction involving First Bancorp and Carolina Bank Holdings, Inc. (“Carolina Bank”).  This material is not a solicitation of any vote or approval of Carolina Bank’s shareholders and is not a substitute for the proxy statement/prospectus or any other documents which First Bancorp and Carolina Bank may send to their respective shareholders in connection with the proposed merger.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed transaction, First Bancorp intends to file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Carolina Bank and a prospectus of First Bancorp, as well as other relevant documents concerning the proposed transaction.  Investors and security holders are also urged to carefully review and consider each of First Bancorp’s and Carolina Bank’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. Both Carolina Bank and First Bancorp will mail the joint proxy statement/prospectus to the shareholders of Carolina Bank. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SHAREHOLDERS OF CAROLINA BANK ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other filings containing information about First Bancorp and Carolina Bank at the SEC’s website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by First Bancorp on its website at http://www.localfirstbank.com and by Carolina Bank on its website at http://www.carolinabank.com

First Bancorp, Carolina Bank and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Carolina Bank’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of First Bancorp and their ownership of First Bancorp common stock is set forth in the proxy statement for First Bancorp’s 2016 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on April 4, 2016. Information about the directors and executive officers of Carolina Bank and their ownership of Carolina Bank’s common stock is set forth in the proxy statement for Carolina Bank Holdings, Inc.’s 2016 Annual Meeting of Shareholders, as filed with the SEC on a Schedule 14A on April 5, 2016. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.